Exhibit 10.1

Execution Version

DATED OCTOBER 7, 2018

RESTATED EMPLOYMENT AGREEMENT

(1)  ENSCO SERVICES LIMITED

(2)  CARL TROWELL

THIS DEED is dated October 7, 2018

BETWEEN:

(1)                                 ENSCO SERVICES LIMITED incorporated and registered in England and Wales with company number 04605864 whose registered office is at 7 Albemarle Street, London, England, W1S 4HQ (the “Company”); and

(2)                                 CARL TROWELL of Sandhill, Sandhill Lane, Crawley Down West Sussex RH10 4LE (the “Employee”).

AGREED TERMS

1.                                      INTERPRETATION

1.1                               The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Appointment                                                                                                                                                           the employment of the Employee by the Company pursuant to this Agreement.

Board                                                                                                                                                                                                the board of directors of the Parent Company from time to time (including any committee of the Board duly appointed by it).

Capacity                                                                                                                                                                                 as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Change in Control                                                                                                                            the occurrence of any of the following events: (i) a change in the ownership of the Parent Company, which occurs on the date that any one person, or more than one person acting in concert (as defined in the City Code on Takeovers and Mergers), acquires ownership of Shares that, together with Shares held by such person or persons acting in concert, constitutes more than fifty percent (50%) of the total voting power of the Shares, or (ii) the majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iii) a sale of all or substantially all of the assets of the

Parent Company; provided, however, a Change in Control of the Parent Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial holders of the voting Shares immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (A) own all or substantially all of the assets of the Parent Company as constituted immediately prior to such transaction or series of transactions, or (B) are the ultimate parent with direct or indirect ownership of all of the voting Shares after such transaction or series of transactions.  For further clarification, a “Change in Control” of the Parent Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions effected for the purpose of changing the place of incorporation or form of organization of the Parent Company or the ultimate parent company of the Parent Company and its subsidiaries.

Closing                                                                                                                                                                                         has the meaning given in the Transaction Agreement.

Commencement Date                                                                                                            means the Effective Time.

Company Policies                                                                                                                              the policies of the Company and the Parent Company that are applicable to employees of the Company (including, without limitation, the Ensco plc Code of Business Conduct and any employment handbook), as may be amended from time to time.

Confidential Information                                                                                    information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation):

(a)                                             information relating to the business of exploring, acquiring, developing, exploiting and disposing of oil and natural gas resources (regardless of when conceived, made, developed or acquired);

(b)                                             information relating to the business or prospective business, current or projected plans or internal affairs of the Company or any Group Company

(c)                                              information relating to the current or prospective marketing or sales of any products or services of any Group Company, including non-public lists of customers’ and suppliers’ names, addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; non-public advertising and promotional material; strategies; and financial and sales data;

(d)                                             information relating to any actual or prospective business strategies of any Group Company;

(e)                                              information relating to any actual acquisitions, investments or corporate opportunities or prospective acquisition, investment targets or corporate opportunity;

(f)                                               know-how, trade secrets, unpublished information relating to any Group Company’s intellectual property and to the creation, production or supply of any products or services of any Group Company;

(g)                                              information to which any Group Company owes an obligation of confidence to a third party (including, without limitation, customers, clients, suppliers, partners, joint venturers and professional advisors of any Group Company); and

(h)                                             other commercial, financial or technical information relating to the business or prospective business of any Group Company or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of any Group Company or any member or person interested in the share capital or assets of any Group Company and any other person to whom any Group Company may provide or from whom they may receive information (whether marked confidential or not).

Corporate Governance Policy                                                          means the Parent Company’s Corporate Governance Policy, as amended prior to the Effective Time.

Effective Time                                                                                                                                               has the meaning given in the Transaction Agreement.

End Date                                                                                                                                                                                has the meaning given in the Transaction Agreement (and as that date may be extended in accordance with that agreement).

Garden Leave                                                                                                                                                   any period during which the Board has exercised its rights under clause 19.

Good Reason                                                                                                                                                         the occurrence of any of the following events (without the Employee’s express written consent) arising during the Appointment: (i) a material reduction in the Employee’s base salary or a material reduction in the aggregate overall compensation opportunity available to Employee, (ii) a material diminution in the Employee’s authority, duties or responsibilities, (iii) a permanent relocation in the geographic location at which the Employee must perform services to a location outside the London Metropolitan Area, or (iv) any other action or inaction that constitutes a material breach by the Company of its obligations under this Agreement.  In the case of the Employee’s allegation of Good Reason, (A) the Employee shall provide notice to the Board of the event alleged to constitute Good Reason within ninety (90) days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation.  If the Company does not cure the circumstance giving rise to Good Reason to the Employee’s reasonable satisfaction, the Employee must terminate his employment with the Company within thirty (30) days following the end of the thirty (30) day cure period described in clause (B) above in order for his termination to be considered a termination for Good Reason.

Group Company                                                                                                                                     the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity                                                                                                                                                                        any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.

Intellectual Property Rights                                                                       patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention                                                                                                                                                                              any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Long-Term Incentive Plans                                                                         means the Parent Company’s 2012 Long-Term Incentive Plan and/or the Parent Company’s 2018 Long-Term Incentive Plan.

Parent Company                                                                                                                                    means Ensco plc, a company incorporated and registered in England and Wales with company number 07023598 (or any other such name by which the entity is known from time to time).

Pre-Contractual Statement                                                                             any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employee’s employment under this Agreement which is not expressly set out in this Agreement.

Restricted Area                                                                                                                                            the Gulf of Mexico, the Santos, Campos and Espirito Santo basins off the coast of Brazil, the North Sea, the Arabian Gulf, and Kwanza and Lower Congo Basins off the coast of Angola, and any additional territory where the Group Company operates or is planning to commence operations as of the Termination Date.

Restricted Business                                                                                                                        (i) the business of offshore drilling rig contracting and associated activities carried out by any Group Company and with which the Employee was involved to a material extent or for which he was responsible at any time in the 12 months before the Termination Date; and (ii) any other parts of the business of any Group Company with which the Employee was involved to a material extent or for which he was responsible at any time in the 12 months before the Termination Date.

Restricted Customer                                                                                                                 any firm, company or person who, at any time during the 12 months before the Termination Date, was a customer or prospective customer of or was in the habit of dealing with any Group Company and with whom the Employee had material contact or about whom he became aware or informed in the course of employment.

Restricted Person                                                                                                                                 anyone employed or engaged (including as a consultant or independent contractor) by any Group Company with whom the Employee dealt at any time in the 12 months before the Termination Date in the course of employment and who (i) has regular and significant contact with any customers or suppliers of any Group Company, (ii) is engaged in senior capacity, (iii) is paid a base annual salary or fee of £75,000 (or equivalent in foreign currency) or more, or (iv) could materially damage the interests of any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business.

RSU Award                                                                                                                                                                  means a Restricted Share Unit award granted under any of the Long-Term Incentive Plans.

Share                                                                                                                                                                                                   means shares in the capital of the Parent Company.

Subsidiary / Holding Company                                                     in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006.

Term                                                                                                                                                                                                    has the meaning given in clause 2.2.

Termination Date                                                                                                                               the date of termination of the Employee’s employment with the Company, however caused.

Transaction Agreement                                                                                              means the transaction agreement between Ensco plc and Rowan Companies plc dated as of October 7, 2018 relating to the acquisition of Rowan Companies plc ordinary shares by Ensco plc on the terms and subject to the conditions set out in that agreement.

1.2                               The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3                               A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4                               Unless the context otherwise requires, a reference to one gender shall include a reference to the other gender.

1.5                               Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.                                      TERM OF APPOINTMENT

2.1                               This Agreement and the Employee’s appointment as Chairman shall be wholly conditional upon Closing. In the event that Closing does not occur or proceed for whatever reason by the End Date, the parties agree that this Agreement shall cease to have effect and be automatically null and void, and the Employee’s Employment Agreement dated March 3 2014 (the “Prior Agreement”) as in force prior to the Effective Time will continue to apply.

2.2                               The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until it terminates on the expiry of 18 months (the “Term”) without the need for notice unless earlier terminated by either party giving the other not less than thirty (30) days’ prior notice in writing.

2.3                               No employment with a previous employer counts towards the Employee’s period of continuous employment with the Company.

2.4                               The Employee consents to the transfer of his employment under this Agreement to a Group Company at any time during the Appointment provided that his terms and conditions of employment shall remain the same, and provided also that his role and status within the Company and any Group Company shall be commensurate with his current role and status.

3.                                      EMPLOYEE WARRANTIES

3.1                               The Employee represents and warrants to the Company that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him (including, without limitation, any obligation or restriction on the Employee with respect to any prior employment) and undertakes to indemnify each Group Company against any claims, costs, damages, liabilities or expenses which any Group Company may incur as a result if he is in breach of any such obligations or restrictions.

3.2                               The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

3.3                               The Employee warrants that he is not subject to any restrictions which prevent him from holding office as a director.

3.4                               The Employee represents and warrants that his execution of this Agreement shall not give right to any severance benefits or otherwise under the Prior Agreement.

4.                                      DUTIES

4.1                               The Employee shall serve as the Executive Chairman of the Parent Company.

4.2                               During the Appointment the Employee shall:

(a)                       comply with the provisions of the Corporate Governance Policy;

(b)                       act as a member of the Board and, if so required by the Board,  act as a member of the board of directors of other Group Companies, in each case subject to the Employee’s nomination and election (and annual re-election) to the Board or other boards of directors, as applicable;

(c)                        carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

(d)                       comply with the articles of association (as amended from time to time) of any Group Company of which he is a director;

(e)                        abide by any statutory, fiduciary or common-law duties to any Group Company of which he is a director;

(f)                         not do anything that would cause him to be disqualified from acting as a director;

(g)                        comply with all requirements, recommendations or regulations, as amended from time to time, of all regulatory authorities relevant to any Group Company and any code of practice issued by the Company (as amended from time to time) relating to dealing in the securities of any Group Company;

(h)                       comply with the requirements under both legislation and regulation as to the disclosure of inside information, insider dealing and market abuse;

(i)                           comply with the Company’s anti-corruption and bribery policy and related procedures and conduct the services to be provided by the Employee hereunder in strict compliance with the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 and any other law, regulation, order, decree or directive of any jurisdiction relevant to any Group Company or any of their affiliates having the force of law and relating to, without limitation, bribery, kickbacks, or similar business practices;

(j)                          comply with the Ensco plc Code of Business Conduct, as amended from time to time;

(k)                       unless prevented by Incapacity or as agreed in writing by the Board, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;

(l)                           faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the Board may appoint to act jointly with him;

(m)                   comply with all reasonable and lawful directions given to him by the Board;

(n)                       promptly make such reports to the Board in connection with the affairs of any Group Company on such matters and at such times as are reasonably required;

(o)                       report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Board immediately on becoming aware of it;

(p)                       use his best endeavours to promote, protect, develop and extend the business of the Company and the other Group Companies;

(q)                       consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

(r)                          comply with any electronic communication systems policy that the Company may issue from time to time.

4.3                               The Employee shall comply with all Company Policies. The Company Policies do not form part of this Agreement and the Company may amend them at any time. To the extent that there is any conflict between the terms of this Agreement and any Company Policy, this Agreement shall prevail.

4.4                               All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.                                      PLACE OF WORK

5.1                               Unless otherwise agreed by the parties, the Employee’s normal place of work is the Parent Company’s headquarters at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom, W1J 5BQ or such other place within the London Metropolitan Area as the Parent Company may establish as its corporate headquarters from time to time.

5.2                               The Employee agrees to travel on any Group Company’s business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment.  The Employee acknowledges and agrees that extensive and regular international travel will be required in the performance of his duties.  The Employees’ business travel shall be undertaken in accordance with the Company’s travel reimbursement policy in effect from time to time, which, as of the Commencement Date, provides for the Chairman to travel business class both within the United Kingdom and when travelling internationally, or first class (if available) when travelling internationally for over three hours.

6.                                      HOURS OF WORK

The hours of work of the Employee are not fixed but are such normal working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties and services.  For information, the normal working hours of the Company are 9 a.m. to 6 p.m. Monday to Friday but it is recognised that normal working hours do not apply to this position.  The Employee will not be entitled to any additional pay for any overtime worked.

7.                                      SALARY

7.1                               The Employee shall be paid an initial base salary of £450,000 (four hundred and fifty thousand Great British Pounds) per annum (inclusive of any fees due to the Employee by any Group Company as a director or officer of any Group Company).

7.2                               The Employee’s salary shall accrue from day to day and be payable monthly in arrears on or before the end of each month directly into the Employee’s bank or building society.

7.3                               The Employee’s salary shall be reviewed by the Board annually, the first such review to take place not less than 12 months following the Commencement Date. In the event that there is a material change to UK income taxes rules a salary review shall be triggered (although the Company shall be under no obligation to increase the Employee’s salary).  The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.4                               The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

8.                                      EXPENSES

8.1                               The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.2                               The Employee shall abide by the Company’s policies on expenses as set out in Company Policies from time to time.

8.3                               Any credit card supplied to the Employee by the Company shall be used only for expenses properly incurred by him in the course of the Appointment in accordance with the Company’s policies in effect from time to time.

9.                                      INCENTIVE PLAN

9.1                               The Employee shall be eligible to participate in the Ensco International Incorporated 2018 Cash Incentive Plan (the “ECIP”), subject to the terms of the ECIP as may be amended from time to time.  The Employee’s threshold, target and maximum level of bonus opportunity under the ECIP will be equal to 55%, 110% and 220%, respectively, of the Employee’s base salary actually earned by the Employee. For the year in which the Commencement Date occurs any bonus will be apportioned between base salary actually earned by the Employee as Chief Executive Officer and base salary actually earned by the Employee as Chairman. The Board may, in its sole discretion, increase or decrease the Employee’s bonus opportunity levels.  The actual amount paid to the Employee under the ECIP each year, if any, will be calculated based on the level of achievement of the performance goals established by the Company under the ECIP for the year in question and the terms of the ECIP, and will be subject to time pro-rating where the Employee is not employed by the Company for the whole of the year.

9.2                               Save as expressly provided in this Agreement, the terms and conditions of the Long-Term Incentive Plans remain in full force and effect.

9.3                               The Employee’s 2016 performance unit awards under the Parent Company’s 2012 Long-Term Incentive Plan shall vest prior to Closing. As a consequence of the Employee’s loss of office as President and Chief Executive Officer of the Parent Company, the Employee agrees to waive with effect from the Commencement Date his 2017, 2018 and 2019 (if any) unvested cash performance unit awards and his 2019 (if any) unvested RSU Awards granted under the Long-Term Incentive Plans in exchange for payment of $5,000,000 (five million United States Dollars) (less income tax and National Insurance contributions) by way of compensation which shall be payable after Closing.

9.4                               The Employee’s 2016, 2017 and 2018 unvested RSU Awards will continue and will vest in full on expiry of the Term subject to and in accordance with the rules of the Long-Term Incentive Plans and subject to clause 20.4, 20.5 and 20.6.

9.5                               Any bonus payments shall not be pensionable.

10.                               BENEFITS

10.1                        The Employee agrees and acknowledges that he is not eligible to participate in, or receive benefits under, the Ensco Savings Plan, including the employer matching and profit sharing provisions thereunder, or the 2005 Supplemental

Executive Retirement Plan (the “US Retirement Plans”).  During the Appointment the Employee shall be eligible to receive cash payments (the “Cash Payments”) equal to the cash amounts that would have been contributed by the Company on the Employee’s behalf to the US Retirement Plans had the Employee participated in such US Retirement Plans (assuming, for purposes of the calculation of the value of the company matching benefit, that the Employee deferred the maximum amount possible under the plan and the United States Internal Revenue Code and received the corresponding company matching benefit).  Such Cash Payments shall be made to the Employee on the first regular payroll date following each date on which the equivalent contributions would have been made or accrued by the Company to the US Retirement Plans had the Employee participated in the US Retirement Plans as of such date during the Appointment.  The Cash Payments shall be subject to all applicable deductions and withholding for income tax and National Insurance Contributions.  The Employee shall be solely responsible for the payment of any additional taxes or other withholding liabilities arising out of the Cash Payments.  In the event that there is a significant change to UK pension rules which would enable the Employee to make payments into the Ensco Limited Retirement Plan, this clause shall be subject to further review by the parties. The Company will comply with its obligations in respect of relevant UK pension legislation.

10.2                        The Employee shall be eligible to participate in the same benefit plans and programs in which other executive non-expatriate Company employees who are based in the United Kingdom are eligible to participate, subject to the terms, conditions and limitations of the applicable plans and programs in effect from time to time and any applicable HM Revenue & Customs limits and other limits or restrictions under applicable law.  The provision of any benefits shall not prevent the Company from terminating the Employee’s employment at any time.

10.3                        The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any benefits plans and programs (including the level of the Employee’s cover) at any time on reasonable notice to the Employee, provided that, subject to clauses 10.2 and 10.4, they are replaced with benefits providing a level of cover to the Employee (and, to the extent applicable, to his spouse, dependents and beneficiaries) equal to those provided to other executive non-expatriate Company employees who are based in the United Kingdom.

10.4                        Any insured benefit shall be subject to the Employee or, to the extent applicable, the Employee’s spouse, dependants and beneficiaries, satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Board considers reasonable.  If an insurance provider refuses for any reason to provide any insurance benefit to the Employee, the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.  The Company’s sole obligation in respect of insured benefits is to pay the premium from time to time required by the provider and to pay to the Employee such sums (if any) as may be received by the Company from the provider in respect of any claim made by the Employee under the scheme and, for the avoidance of doubt, the Company shall be under no obligation to take any action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for the Employee.

10.5                        The Employee will continue to receive private medical insurance on the terms applicable to him prior to the Termination Date until the expiry of 24 months following the Termination Date or, if earlier, the date the Employee commences alternative employment which provides such benefits. The provision of benefits under this clause shall only apply if and to the extent that such benefits are provided to employees of the Company for that period, subject always to the terms of the applicable scheme and of any related policy of insurance as in force from time to time. The Company gives no warranty as to the continued existence or extent of such benefits.

11.                               HOLIDAYS

11.1                        The Employee shall be entitled to paid holiday in accordance with the Company’s holiday policy in effect from time to time, but in any event the Employee shall be entitled to not less than 28 days’ paid holiday in each holiday year in addition to the usual public holidays in England. The Company’s holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest whole day.

11.2                        Holiday may be taken at such time or times as the Employee may determine in his reasonable discretion taking into account the business needs of the Company, provided that any holiday during which the Employee will be materially incommunicado shall be subject to the prior approval of the Board.  The Employee may carry forward up to 5 days accrued but untaken holiday to the subsequent holiday year.  The Employee may not without the written consent of the Board carry forward more than 5 days holiday and any accrued but untaken holiday in excess of this at the end of each year shall be forfeited without compensation.

11.3                        The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Subject to clause 11.4 the amount of such payment in lieu shall be 1/260th of the Employee’s salary for each untaken day of the entitlement under clause 11.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

11.4                        If the Company has terminated or would be entitled to terminate the Appointment under clause 18.1(a) to (l) or if the Employee has terminated the Appointment in breach of this Agreement any payment due under clause 11.3 shall be limited to the Employee’s statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

11.5                        If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay calculated at 1/260th of the Employee’s salary for each excess day.

11.6                        If either party has served notice to terminate the Appointment, the Board may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 19.

11.7                        During any continuous period of absence due to Incapacity of one month or more the Employee shall not accrue holiday under this contract and the Employee’s entitlement under clause 11.1 for the holiday year in which such absence takes place shall be reduced pro rata save that it shall not fall below the Employee’s entitlement under the Working Time Regulations 1998.

12.                               INCAPACITY

12.1                        Subject to the Employee’s compliance with this Agreement and the Company’s sickness absence procedures (as amended from time to time), the Employee shall continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 12 weeks in any 52-week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation.

12.2                        With respect to any medical condition or suspected medical condition that the Board believes has, or will have, an impact on the Employee’s ability to perform his duties hereunder, the Employee agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company. The Employee agrees that any report produced in connection with any such examination may be disclosed to relevant personnel within the Company who shall treat it as extremely confidential and not discuss it with anyone outside the Company save that the Company may discuss the contents of the report with the relevant doctor and any relevant legal advisor.

12.3                        If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Employee shall if required by the Board, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

12.4                        The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

13.                               OUTSIDE INTERESTS

13.1                        Subject to clause 13.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation), save that this clause shall not apply to any family business (being a business owned or managed by a member of his immediate family), provided that: (i) the Employee has no management responsibility in such business; (ii) that the business is not similar to or competitive with any business for the time being carried on by any Group Company; and (iii) that the Employee’s engagement, concern or interest in any family business shall not affect the performance of his duties and obligations under this Agreement.

13.2                        Notwithstanding clause 13.1, the Employee may hold an investment by way of shares or other securities of not more than one percent (1%) of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company.  The Employee may continue to hold his existing non-executive directorship in Ophir Energy Plc (company number 05047425). Subject to the Ensco plc Code of Business Conduct, as amended from time to time, the Employee may also hold a non-executive directorship in a company which does not carry on a business similar to or competitive with any business being carried on by any Group Company, provided that the Board consents to any such position, such consent not to be unreasonably withheld, and that such non-executive directorship does not affect the performance of the Employee’s duties and obligations under this Agreement.

14.                               CONFIDENTIAL INFORMATION

14.1                        The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 14.

14.2                        The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)                       any use or disclosure authorised by the Board or required by law or regulatory requirements;

(b)                       any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure;

(c)                        any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996. For the avoidance of doubt and as a non-exhaustive summary only, a disclosure is protected for these purposes if:

(i)                          the Employee has a reasonable belief that the disclosure is made in the public interest and the relevant information disclosed indicates there is, has been, or is likely to be, a criminal offence, a breach of a legal obligation, a miscarriage of justice, danger to the health and safety of an individual or damage to the environment — or that any such matter has been or is likely to be deliberately concealed; and

(ii)                       the disclosure is made to an appropriate body, including but not limited to a regulator or legal adviser; or

(d)                       any information which is part of the Employee’s general skill and knowledge prior to the Commencement Date.

15.                               INTELLECTUAL PROPERTY

15.1                        The Employee shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of any Group Company. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Employee holds them on trust for the Company. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 15.1.

15.2                        The Employee hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 15.1.

15.3                        The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Employee’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.  A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

16.                               CEASING TO BE A DIRECTOR

16.1                        Except with the prior approval of the Board, or as provided in the articles of association of any Group Company of which he is a director, the Employee shall not resign as a director of any Group Company.

16.2                        If during the Appointment the Employee ceases to be a director of any Group Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.

16.3                        The Employee shall, with respect to any period during which he is a member of the Board (and, to the extent coverage is available at commercially reasonable costs, for six years thereafter), be entitled to be covered by a policy of directors’ and officers’ liability insurance on terms no less favourable than those in place from time to time for other members of the Board.

17.                               PAYMENT IN LIEU OF NOTICE

17.1                        Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 17.1 and that it will make within 28 days a payment in lieu of notice (the “Payment in Lieu”) to the Employee. This Payment in Lieu will be equal to the basic salary (as at the Termination Date) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period), less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)                       any ECIP, bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)                       any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)                        any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

17.2                        The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 17.1. Nothing in this clause 17 shall prevent the Company from terminating the Appointment in breach.

17.3                        Notwithstanding clause 17.1 the Employee shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 18.1(a) to (l). In that case the Company shall also be entitled to recover from the Employee any Payment in Lieu (or instalments thereof) already made.

18.                               TERMINATION WITHOUT NOTICE

18.1                        The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the

Employee (other than in respect of amounts accrued due at the Termination Date) if the Employee:

(a)                       is disqualified from acting as a director or resigns as a director from any Group Company without the prior written approval of the Board;

(b)                       is guilty of a material breach of the rules or regulations as amended from time to time of any regulatory authorities relevant to any Group Company or any code of practice issued by the Company (as amended from time to time);

(c)                        is guilty of any gross negligence or serious misconduct affecting the business of any Group Company or wilfully breached a fiduciary duty to any Group Company;

(d)                       commits any serious or repeated breach or non-observance of any of the material provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board, in each case having been given a 30 day period within which to remedy the breach (where such breach is capable of remedy), and having failed to do so to the reasonable satisfaction of the Board;

(e)                        is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(f)                         is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing or market abuse;

(g)                        ceases to be eligible to work in the United Kingdom;

(h)                       is guilty of any fraud or dishonesty;

(i)                           acts in any manner which in the reasonable opinion of the Board brings or is likely to bring the Employee or any Group Company materially into disrepute or is materially adverse to the interests of any Group Company;

(j)                          is in breach of the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 or the Company’s anti-corruption and bribery policy and related procedures in effect from time to time;

(k)                       any material violation of the Ensco plc Code of Business Conduct, as amended from time to time;

(l)                           is guilty of a serious breach of any rules or policies issued by the Company from time to time, including its electronic communications systems polices, policies relating to a drug and alcohol free workplace, and policies relating to harassment, discrimination and retaliation;

(m)                   becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health; or

(n)                       is unable by reason of Incapacity to perform his duties under this Agreement for an aggregate period of 12 weeks in any 52-week period.

18.2                        The rights of the Company under clause 18.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

19.                               GARDEN LEAVE

19.1                        Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Board may by written notice place the Employee on Garden Leave for a maximum period of up to 6 months.

19.2                        During any period of Garden Leave:

(a)                       the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Company;

(b)                       the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee’s home) as the Company may decide, provided always that any such alternate duties are commensurate with the Employee’s current role and status;

(c)                        the Employee shall be entitled to receive an amount equal to his basic salary together with all contractual benefits (including any payments in relation to his ECIP) in the usual way and subject to the terms of any benefit arrangement;

(d)                       the Employee shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

(e)                        the Employee shall ensure that the Board knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)                         the Company may exclude the Employee from any premises of the Company or any Group Company; and

(g)                        the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company, save that he may contact any such person in a purely personal capacity on matters unrelated to any Group Company or any business conducted by any Group Company.

20.                               SEVERANCE PAYMENT

20.1                        Subject to clauses 20.3 to 20.6 (inclusive), the Company shall, within 14 days following the expiry of the Term, pay to the Employee a lump sum severance payment equal to the aggregate of (i) £2,000,000 (two million Great British Pounds) plus (ii) an additional amount to be determined by the Company up to a maximum of £3,000,000 (three million Great British Pounds) based on achievement of synergy targets to be agreed with the Board (less income tax and National Insurance contributions)(the “Severance Payment”).

20.2                        The Severance Payment is payable in addition to the Employee’s entitlements under the Long-Term Incentive Plans.

20.3                        Notwithstanding clause 20.1, if within 6 months following the Termination Date the Board becomes aware of facts that would otherwise reasonably have entitled the Company to terminate the Appointment in accordance with clause 18.1(a) to (l), the Company shall , at the Board’s sole discretion, recover from the Employee the Severance Payment.

20.4                        If at any time during the Appointment the Employee’s employment is terminated by the Company for any reason other than one of the reasons specified in clause 18.1(a) to (l) then:

(a)                       the Employee shall be entitled to payment in respect of salary that would otherwise have been due and payable under clause 7 in respect of the period from the Termination Date to the end of the Term (such payment to be made within 14 days of the Termination Date);

(b)                       any unvested RSU Awards will vest in full on the Termination Date;

(c)                        the Employee shall be entitled to payment of ECIP award for the period(s) up to the end of the Term based on the achievement of the performance goals established by the Company under the ECIP for the year(s) in question and the terms of the ECIP. ECIP shall be paid to the Employee at the same time and on the same basis as for all other eligible employees; and

(d)                       to the extent not previously paid pursuant to clause 20.1 or otherwise, the maximum Severance Payment of £5,000,000 (five million Great British Pounds) (less income tax and National Insurance contributions) will be paid to the Employee within 14 days of the Termination Date.

20.5                        If at any time during the Appointment the Employee resigns other than for Good Reason or if the Employee’s employment is terminated by the Company for one of the reasons specified in clause 18.1(a) to (l) then no such further sums shall be payable under this Agreement and all unvested RSU Awards will be forfeited.

20.6                        In the event of the Employee’s death at any time during the Appointment or if the Appointment ends as a consequence of permanent disability or incapacity (date of death or of termination of employment being the “Event Date”), the Company shall: (A) in the case of death, make payment in respect of the following sums to the Employee’s personal representatives within 14 days of the later of (i) the Event Date or (ii) the date on which the Company has been provided with the details of the Employee’s personal representatives following the Event Date (save in the case of any sum under clause 20.6(c) which shall be paid at the same time and on the same basis as for all other eligible employees); or (B) if the Appointment ends as a consequence of permanent disability or incapacity, make payment of the following sums to the Employee within 14 days of the Event Date (save in the case of any sum under clause 20.6(c) which shall be paid at the same time and on the same basis as for all other eligible employees):

(a)                       an amount in respect of salary that would otherwise have been due and payable to the Employee under clause 7 in respect of the period from the Event Date to the end of the Term;

(b)                       the maximum Severance Payment of £5,000,000 (five million Great British Pounds) (less income tax and National Insurance contributions); and

(c)                        payment of ECIP award for the period(s) up to the end of the Term based on the achievement of the performance goals established by the Company under the ECIP for the year(s) in question and the terms of the ECIP. For the avoidance of doubt, ECIP shall be paid at the same time and on the same basis as for all other eligible employees and not within 14 days of the Event Date.

Any unvested RSU Awards will vest in full on the Event Date.

21.                               OBLIGATIONS ON TERMINATION

21.1                        On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:

(a)                       resign immediately without compensation from any directorship, office or trusteeship that he holds in or on behalf of any Group Company;

(b)                       subject to clause 21.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company, which is in his possession or under his control;

(c)                        irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

(d)                       provide a signed statement that he has complied fully with his obligations under this clause 21.1 together with such reasonable evidence of compliance as the Company may request.

21.2                        Where the Employee has been placed on Garden Leave he shall not be required by clause 21.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

21.3                        The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 21.1(a).

21.4                        Save as otherwise set out in this Agreement or as set out under the rules of the Long-Term Incentive Plans, a termination of the Appointment however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, ECIP, long-term incentive plan or other profit sharing scheme operated by any Group Company in which he may participate.

21.5                        Notwithstanding anything to the contrary contained herein, the Employee shall be required to execute and not revoke a general release of claims in a form reasonably prescribed by the Company to receive the Severance Payment and the other benefits described in clause 20.4.

22.                               POST-TERMINATION RESTRICTIONS

22.1                        In order to protect the Confidential Information and business connections of the Company and each Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not at any time during the 12 month period after the Termination Date:

(a)                       solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)                       offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

(c)                        employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)                       in any Capacity carry on or be concerned or engaged or interested in any part of any trade, profession, individual, partnership, firm, corporation, business or other entity which competes with any part of Restricted Business in the Restricted Area;

(e)                        in any Capacity carry on, own, manage, operate, join, control, participate in, loan money to, sell or lease equipment to, sell or lease real property to any trade, profession, company, partnership, firm, corporation, business or other entity which competes with any part of the Restricted Business in the Restricted Area; or

(f)                         be involved with or engaged in the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business.

22.2                        The Employee covenants that he shall not, at any time after Termination Date, represent himself as connected with the Company or any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any Group Company.

22.3                        Except to the extent required by law, the Employee covenants that he shall not, at any time after the Termination Date, make any public statements (or authorise any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of, any Group Company or any of their owners, investors, employees, directors, officers or customers.

22.4                        None of the restrictions in clause 22 shall prevent the Employee from being engaged or concerned in any other business concern, provided that the Employee’s duties or work shall relate solely to services or activities of a kind which are not competitive with the Restricted Business.

22.5                        The restrictions imposed on the Employee by this clause 22 apply to him acting:

(a)                       directly or indirectly; and

(b)                       on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

22.6                        The periods for which the restrictions in clause 22 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before the Termination Date.

22.7                        If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 22, the Employee shall give the person making the offer a copy of this clause 22 and shall tell the Company the identity of that person as soon as possible.

22.8                        The Company and the Employee entered into the restrictions in this clause 22 having been separately legally advised. The Employee agrees that the restrictions in this clause 22 are reasonable as regards their duration, extent, geographical area, scope of activity and application for the protection of the legitimate business interests of the Company or any Group Company (including, without limitation, in light of the nature and wide geographic scope of the Company’s business activities, the Employee’s level of control over and contact with the business, and the amount of remuneration, trade secrets and Confidential Information that the Employee will receive in connection with the performance of his duties under this Agreement and the Company’s or any Group Company’s goodwill with which the Employee will become further associated).  In particular, and without limiting the foregoing, the Employee expressly acknowledges and agrees that the Restricted Business is carried on by the Company throughout the Restricted Area and that the definition of Restricted Area in this Agreement is reasonable and necessary to protect the legitimate business interests of the Company and the Group Companies.

22.9                        Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

22.10                 If the Employee’s employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employee will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 22, protecting the confidential information, trade secrets and business connections of the New Employer provided that the restrictions with the New Employer are commensurate with those already in place.

22.11                 The Employee agrees, during and after the termination of his employment, to provide such assistance as the Company or any Group Company may require in the conduct of any internal investigation, arbitration, inquiry and/or the defence or prosecution of any current or future claim that may be made against, or brought by, the Company or any Group Company, where the Employee has in his possession any information or knowledge which the Company or any Group Company reasonably considers is relevant to any such investigation or proceedings (including, without limitation, by giving statements, meeting with the Company or any Group Company’s legal or professional advisers, and attending and giving evidence at any legal proceedings).  The Employee’s reasonable out-of-pocket expenses properly incurred in providing assistance pursuant to this clause 21.11 will be reimbursed by the Company, subject to the production of appropriate receipts, and, unless the Employee is acting under subpoena or court order, the Employee will be reimbursed based on a to be agreed-upon hourly rate in the event he provides assistance pursuant to this clause 21.11 to any Group Company at the Company’s request following the termination of his employment.

22.12                 The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 22 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company, provided that those new restrictions would be commensurate with those already in place.

23.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

23.1                        The Employee is subject to the Company’s disciplinary and grievance procedures, copies of which are available from the Company’s Human Resources Department. These procedures do not form part of the Employee’s contract of employment.

23.2                        If the Employee wants to raise a grievance, he may apply in writing to the Board in accordance with the Company’s grievance procedure.

23.3                        If the Employee wishes to appeal against a disciplinary decision he may apply in writing to Board in accordance with the Company’s disciplinary procedure.

23.4                        The Board may suspend the Employee from any or all of his duties for a period of up to 30 days during any period in which the Company is investigating any serious disciplinary matter involving the Employee or while any disciplinary procedure against the Employee is outstanding.

23.5                        During any period of suspension:

(a)                       the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)                       the Employee shall remain an employee of the Company and bound by the terms of this Agreement;

(c)                        the Employee shall ensure that the Board knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)                       the Board may exclude the Employee from his place of work or any other premises of the Company or any Group Company; and

(e)                        the Board may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company, other than in a purely personal capacity on matters unrelated to any Group Company or any business conducted by any Group Company.

24.                               DATA PROTECTION

24.1                        The Employee acknowledges and agrees that in order to keep and maintain records relating to the Appointment, it will be necessary for the Company to record, keep and process personal data (which may include special category data as defined by the Data Protection Act 2018 and the General Data Protection Regulation (EU 2016/679)) relating to the Employee, in hard or soft copy, including without limitation data such as references, bank details and other personal details. This personal data will be held for administration purposes; for the provision of management information for business purposes or in connection with any other legitimate interests, such as marketing activities, corporate planning or in relation to any actual or potential sale of the Company; and to permit the Company to comply with its legal obligations.

24.2                        The Employee acknowledges that to the extent that it is reasonably necessary in connection with the Appointment and/or the performance of the Company’s responsibilities as an employer and/or in connection with any other legitimate interest, provided the Company complies with its obligations under the Data Protection Act 2018 and the General Data Protection Regulation, the Company may:

(a)                       disclose the Employee’s personal and special category data to others, including without limitation other employees of the Company, Group Companies, the Company’s professional advisers, pension scheme providers, product or service providers, potential or future employers, potential purchasers of the Company or any Group Company or the business in which the Employee works, other third parties (such as payroll processors and/or any actual or prospective purchasers), Government bodies, including, without limitation, HM Revenue & Customs, the pensions regulator, industry bodies and other regulatory and non-regulatory authorities; and

(b)                       transfer such data outside the European Economic Area to Group Companies, service providers and other third parties which may be located in countries that do not have laws to protect the Employee’s data.  Where such transfer takes place the Company shall take appropriate steps to satisfy itself that the entity to which the Employee’s personal and sensitive data is transferred has in place the appropriate technical and organisational measures to protect such data against unauthorised or unlawful processing and against accidental loss or destruction of or damage to the data.

25.                               COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Appointment.

26.                               RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

27.                               COMPANY WARRANTY

27.1                        The Company represents and covenants to the Employee that:

(a)                       it has taken all necessary corporate and other action and obtained all necessary shareholder, board and other consents and approvals required for it to enter into and perform its obligations under this Agreement and the Long-Term Incentive Plans;

(b)                       the terms of this Agreement and the Long-Term Incentive Plans do not contravene the terms of any such consents and approvals; and

(c)                        the performance of the provisions of this Agreement and the Long-Term Incentive Plans will not result in a breach of or constitute a default under any agreement, statute, law, regulation, contractual or other restriction binding upon the Company.

28.                               NOTICES

28.1                        A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address or fax number given in this Agreement or as otherwise notified in writing to the other party.

28.2                        Any such notice shall be deemed to have been received:

(a)                       if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)                       in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service;

(c)                        in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service; or

(d)                       in the case of fax, at the time of transmission.

28.3                        A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)                       all references to time are to local time in the place of deemed receipt; and

(b)                       if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

28.4                        A notice required to be given under this Agreement shall not be validly given if sent by e-mail.

28.5                        This clause does not apply to the service of any proceedings or other documents in any legal action.

29.                               ENTIRE AGREEMENT

29.1                        This Agreement constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them (including, but not limited to, the Prior Agreement). Notwithstanding the foregoing sentence and except as explicitly noted otherwise in this Agreement, this clause 29.1 shall be without prejudice to terms of the ECIP or the Long-Term Incentive Plans or the Corporate Governance Policy or the Transaction Agreement.

29.2                        Each party acknowledges that in entering into this Agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

29.3                        Each party agrees that its only liability in respect of those representations and warranties that are set out in this Agreement (whether made innocently or negligently) shall be for breach of contract.

29.4                        Nothing in this Agreement shall limit or exclude any liability for fraud.

30.                               VARIATION

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

31.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

32.                               THIRD PARTY RIGHTS

No person other than a party to this Agreement may enforce any of its terms.

33.                               GOVERNING LAW AND JURISDICTION

33.1                        This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

33.2                        The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Ensco Services Limited acting by	/s/ Steven J. Brady
Steven J. Brady, a director, and in the presence of:	Director

/s/ Tomi Brady

Tomi Brady
Name

100 Harmer Green Lane
Welwyn
Address

Homemaker
Occupation

Signed as a deed by Carl G. Trowell in the presence of:	/s/ Carl G. Trowell
Carl G. Trowell

/s/ Michael McGuinty

Michael McGuinty
Name

6, Chesterfield Gardens
London, UK
Address

Attorney
Occupation

[Signature Page to Amended and Restated Employment Agreement]